Exhibit 5.1

Somertons, pllc Attorneys at law	1025 Connecticut Avenue, N.W. Suite 1000 Washington, D.C. 20036 Tel: 202.459.4651 Fax: 202.478.2980 www.somertons.com

March 7, 2025

The Board of Directors

The Marygold Companies, Inc.

120 Calle Iglesias

Unit B

San Clemente, California 92672

Re: Securities Registered under Registration Statement on Form S-3 (File No. 333-283898)

Ladies and Gentlemen:

We have acted as special securities counsel to The Marygold Companies, Inc., a Nevada corporation (“Company”), in connection with a Registration Statement on Form S-3 (File No. 333-283898) under the Securities Act of 1933, as amended (“Securities Act”), filed by the Company with the Securities and Exchange Commission (“SEC”) on December 18, 2024 (“Registration Statement”), relating to the registration of the offer by the Company pursuant to the Registration Statement and the prospectus included therein (“Base Prospectus”) of up to $100,000,000 of any combination of the securities of the types specified therein. The Registration Statement was declared effective by the SEC on December 27, 2024. Reference is made to our legal opinion, dated December 18, 2024, filed as Exhibit 5.1 to the Registration Statement. This supplemental legal opinion is being delivered in connection with the prospectus supplement to the Base Prospectus, dated March 7, 2025 (“Prospectus Supplement”), which was filed with the SEC pursuant to Rule 424(b) under the Securities Act (Prospectus Supplement together with the Base Prospectus, “Prospectus”). The Prospectus Supplement relates to the offer and sale by the Company of shares of its common stock, $0.001 par value per share (“Common Stock”), with an aggregate offering price of up to $4,650,000 (“Shares”) from time to time in an “at the market offering” as such term is defined in Rule 415(a)(4) under the Securities Act and as described in the Prospectus. The Shares are to be offered and sold through or to Maxim Group LLC (“Maxim”), as sales agent or principal, pursuant to an Equity Distribution Agreement, dated March 7, 2025, between the Company and Maxim (“Equity Distribution Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

We have examined the Company’s Amended and Restated Articles of Incorporation, as amended, Amended and Restated Bylaws, minutes of various meetings and consents of the Board of Directors of the Company, originals or copies of all such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinions expressed herein. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

In such examination, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies or specimens; the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens; the conformity of the text of each documents filed with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents; that the Registration Statement has become effective under the Securities Act, the Base Prospectus, the Prospectus Supplement related to the offer and sale of the Shares have been delivered and filed as required by such laws; that the issuance and sale of the Shares does not violate any applicable law, are in conformity with the Company’s then operative charter and bylaws, does not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or its properties or assets; the Prospectus Supplement contains all information and disclosures required by applicable SEC rules and forms; and the Equity Distribution Agreement with respect to the Shares offered and sold from time to time will have been duly authorized and validly executed and delivered by the Company and Maxim. Also, we have assumed that no more than 4,650,000 Shares will be sold under the Equity Distribution Agreement pursuant to the Prospectus and that the price at which the Shares are sold will equal or exceed the par value of the Shares.

Somertons, pllc

The Board of Directors

The Marygold Companies, Inc.

March 7, 2025

Page | 2

In connection with the preparation of this opinion, we have reviewed such questions of law as we deemed necessary. We do not herein give any opinion with respect to the laws of any jurisdiction other than the laws of the District of Columbia, the general laws of the United States of America, Federal securities laws and Nevada corporations law, all as in effect on the date of this opinion. We are not rendering any opinion as to compliance with any Federal or state law, rule or regulation relating to securities, including but not limited to, state “blue sky” laws, or to the sale or issuance thereof. Our opinion expressed below is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of and in the manner contemplated by the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Prospectus Supplement and any amendment or supplement thereto as attorneys who have passed upon legal matters in connection with the offering of the securities described therein under the caption “Legal Matters.” We further consent to your filing a copy of this opinion as an exhibit to a Current Report on Form 8-K to be filed on or about the date hereof, for incorporation by reference into the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Somertons, PLLC
SOMERTONS, PLLC